EXHIBIT (a)(vi)
ARTICLES OF AMENDMENT DATED 10/01/2002

                       BOULDER GROWTH & INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     Boulder Growth & Income Fund, Inc., a Maryland corporation with its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by amending the current provisions of Article FIFTH of the Articles of Incorporation to read as follows:

               FIFTH: (a) The total number of shares of stock that the Corporation shall have authority to issue is ten million (10,000,000) shares, all initially designated Common Stock, of the par value of One Dollar ($1.00) each and of the aggregate par value of Ten Million Dollars ($10,000,000). The Board of Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The Board of Directors of the Corporation is also authorized to classify or to reclassify from time to time any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of the stock.

     SECOND: The amendments to the charter of the Corporation set forth in these Articles of Amendment were advised by the Board of Directors and approved by the stockholders. The amendments do not increase the authorized stock of the Corporation or the aggregate par value thereof.

          IN WITNESS WHEREOF, Boulder Growth & Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of October 1, 2002. The undersigned President of Boulder Growth & Income Fund, Inc., hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under penalties of perjury.

DATED: October 1, 2002

WITNESS:                                  BOULDER GROWTH & INCOME FUND, INC.


/s/ Stephanie Kelley                      /s/ Stephen C. Miller

Stephanie Kelley, Secretary               Stephen C. Miller, President